UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) SEPTEMBER 7, 2005

BROADVISION, INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-28252	94-3184303
(Commission File No.)	(IRS Employer Identification No.)

585 Broadway
Redwood City, CA 94063
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (650) 261-5100

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 7, 2005, the Company received a notice from the Listing Qualifications Department of The Nasdaq Stock Market stating that for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”). The notice further states that pursuant to Marketplace Rule 4450(e)(2), the Company will be provided 180 calendar days (or until March 6, 2006) to regain compliance. If, at anytime before March 6, 2006, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Company may regain compliance with the Marketplace Rules.  The Nasdaq staff may, in its discretion, require the Company to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days (but generally no more than 20 consecutive business days ) before determining that the Company has demonstrated the ability to maintain long-term compliance.  The notice indicates that, if compliance with the Minimum Bid Price Rule is not regained by March 6, 2006, the Nasdaq staff will provide written notification that the Company’s common stock will be delisted, and at that time the Company may appeal the staff’s determination to a Listing Qualifications Panel. The notice also states that, alternatively, the Company may apply to transfer its common stock to The Nasdaq SmallCap Market if the Company satisfies the requirements for initial inclusion on The Nasdaq SmallCap Market, other than the Minimum Bid Price Rule, and that if the application is approved, the Company will be afforded the remainder of the Nasdaq SmallCap Market’s additional 180-day compliance period to regain compliance with the Minimum Bid Price Rule while on the Nasdaq SmallCap Market.

Item 8.01 Other Events.

The Content of Item 3.01 is incorporated by reference into this Item 8.01

Item 9.01 – Financial Statements & Exhibits

(c)  Exhibits

Exhibit No.	Description
99.1	Press release dated September 12, 2005 issued by Broadvision, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROADVISION, INC.

Dated: September 12, 2005	By:	/s/ William E. Meyer
William E. Meyer
Executive Vice President and Chief Financial Officer